Exhibit 10.1

ST. JUDE MEDICAL, INC.

MANAGEMENT INCENTIVE COMPENSATION PLAN

(AS ADOPTED ON DECEMBER 15, 2008)

i

ST. JUDE MEDICAL, INC.

MANAGEMENT INCENTIVE COMPENSATION PLAN

(AS ADOPTED ON DECEMBER 15, 2008)

Section 1.	Purpose.

The Plan is designed to attract, retain and reward highly qualified executives who are important to the Company’s success and to provide incentives relating directly to the financial performance and long-term growth of the Company.

Section 2.	Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

(a)       “Board” shall mean the Board of Directors of St. Jude Medical, Inc.

(b)       “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(c)       “Committee” shall mean the Compensation Committee of the Board or any successor committee of the Board designated by the Board to administer the Plan. Each member of the Committee shall be an “outside director” within the meaning of Section 162(m) of the Code.

(d)       “Company” shall mean St. Jude Medical, Inc., a Minnesota corporation, or any successor corporation and any other corporation in which St. Jude Medical, Inc. controls, directly or indirectly, 50% or more of the combined voting power of all classes of voting securities.

(e)       “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(f)        “Executive Officer” shall mean any officer of the Company subject to the reporting requirements of Section 16 of the Exchange Act.

(g)       “Incentive Compensation” shall mean the cash incentive awarded to a Participant pursuant to terms and conditions of the Plan.

(h)       “Participant” shall mean any Executive Officer and any other employee or class of management employees of the Company as may be designated by the Committee.

(i)        “Plan” shall mean this St. Jude Medical, Inc. Management Incentive Compensation Plan, as amended from time to time.

(j)        “Salary” shall mean the direct gross (as opposed to taxable) compensation earned by the Participant as base salary during the fiscal year, excluding any and all commissions, bonuses, incentive payments payable during the fiscal year, and other similar payments.

Section 3.	Eligibility.

Each fiscal year, the Committee shall designate those employees of the Company, including Executive Officers, who are eligible to receive Incentive Compensation under this Plan for the fiscal year.

Section 4.	Administration.

The awards under the Plan shall be based on the attainment of financial performance goals for the fiscal year, as determined for each Participant by the Committee. From time to time, the Committee may designate an award granted pursuant to the Plan as an award of “qualified performance-based compensation” within the meaning of Section 162(m) of the Code (a “Qualified Performance Award”). The Committee shall administer the Plan and shall have full power and authority necessary to construe, interpret and administer the Plan to comply with the requirements of Section 162(m) of the Code. The Committee’s decisions shall be final, conclusive, and binding upon all persons. Except with respect to Incentive Compensation payable to Executive Officers or any other employee who is a “covered employee” within the meaning of Section 162(m) of the Code, the Committee may delegate the establishment of performance goals, and the general powers of the Committee described above with respect to the Plan, to the Chief Executive Officer of the Company.

(a)       Timing of Designations.  Not later than 90 days after the beginning of a fiscal year, the Committee shall: (i) determine the percentage of the Participant’s Salary that may be awarded as Incentive Compensation for the fiscal year, up to a maximum award under the Plan of the greater of $3,000,000 or 1.5% of the Company’s consolidated after tax net profits for the fiscal year; (ii) determine the Participants eligible to participate in the Plan for the fiscal year; (iii) determine financial performance goals as set forth in Section 5 herein for each Participant on which Incentive Compensation will be paid; (iv) determine each Participant’s Incentive Compensation for the fiscal year; and (v) determine the frequency at which each Participant’s Incentive Compensation will be paid when attained.

(b)        Adjustments.  Notwithstanding any provision of the Plan to the contrary, the Committee in its sole discretion may adjust the amount payable pursuant to an award; provided, however, that (1) the Committee may adjust downwards (but not upwards) the amount payable pursuant to a Qualified Performance Award, and (2) the Committee may not waive the achievement of the applicable performance goals established for a fiscal year with respect to a Qualified Performance Award, except in the case of the death or disability of the Participant or a change in control of the Company.

(c)       Certifications.  The Committee shall certify in writing prior to commencement of payment of the Incentive Compensation that the performance goal or goals under which the Incentive Compensation is to be paid has or have been achieved.

Section 5.	Financial Performance Goals.

With respect to any Participant who is an Executive Officer or a “covered employee” within the meaning of section 162(m) of the Code, the Committee shall establish performance goals based on the price of the Company’s common stock, the Company’s earnings per share, market share, sales, return on equity, asset management or the expenses or profitability of the Company or any division or subsidiary, or any combination of such goals for the fiscal year, or a portion thereof. For employees other than Executive Officers, subjective, individual performance goals may also be established. Any performance goal shall be established in a manner such that a third party having knowledge of the relevant performance results could calculate the amount to be paid to the Participant. Any such goal shall be established when the outcome of the goal is substantially uncertain. The Incentive Compensation may be paid in whole or in part upon the attainment of any one of the goals. Any performance goals that relate to Qualified Performance Awards shall comply with the applicable requirements of Section 162(m) of the Code and any regulations promulgated thereunder.

With respect to any Participant other than an Executive Officer or any other employee who is a “covered employee” within the meaning of Section 162(m) of the Code, the Committee may establish performance goals based on criteria other than the financial performance of the Company specified above.

Section 6.	Payment of Incentive Compensation; Nonassignability.

The Incentive Compensation shall be paid only upon certification of the attainment of the pre-established performance goals by the Committee. Such Incentive Compensation shall be paid within 90 days of the end of the fiscal year, but any Participant who is eligible to participate in the Company’s deferred compensation plan may elect to defer part or all of such Incentive Compensation under such plan. No Incentive Compensation or any other benefit under the Plan shall be assignable or transferable by the Participant during the Participant’s lifetime.

Section 7.	No Right To Continued Employment.

Nothing in the Plan shall confer upon any employee any right to continue in the employ of the Company or shall interfere with or restrict in any way the right of the Company to discharge an employee at any time for any reason whatsoever, with or without cause.

Section 8.	Amendment and Termination.

The Committee may amend, modify, suspend or terminate the Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law. The Committee will seek shareholder approval of any amendment determined to require shareholder approval or to be advisable under the regulations of the Internal Revenue Service or other applicable law or regulation.

Section 9.	Shareholder Approval of Plan.

Any Qualified Performance Award shall be null and void and have no effect whatsoever unless the Plan shall have been approved by the shareholders of the Company at the Company’s 2009 Annual Meeting of Shareholders. No Qualified Performance Award shall be granted more than five years after such meeting of shareholders unless the shareholders have re-approved the Plan to the extent required by Section 162(m) of the Code.